Exhibit 99.1

Contacts:
Jason Schugel (Investors)
877-640-4856
tree.com-investor.relations@tree.com

Allison Vail (Media)
704-943-8339
allison.vail@lendingtree.com

Patrick L. McCrory Joins the Board of Directors of Tree.com, Inc.

CHARLOTTE, N.C., January 26, 2009 – Tree.com, Inc. (NASDAQ: TREE) today announces the appointment of Patrick L. McCrory to the company’s Board of Directors.  Mr. McCrory is a partner with McCrory & Company and is also serving his seventh and final term as the Mayor of Charlotte, N.C.

“We are honored to welcome Pat to the Tree.com Board of Directors and look forward to the insights and perspectives that his career in the private and public sectors will provide,” said Doug Lebda, chairman and CEO of Tree.com.  “Pat brings a tremendous wealth of experience and wisdom to Tree.com and will add a unique point of view to the company’s strategic direction.”

Mr. McCrory has a distinguished and nationally recognized leadership record in the public and private sectors.  Prior to joining McCrory & Company, Mr. McCrory had an extensive career with Duke Energy where he worked for nearly 30 years in several top management positions.  In addition, Mr. McCrory is serving his final term as the longest-running Mayor of Charlotte, N.C., was formerly the Chair of the U.S. Conference of Mayors (USCM) Community Development and Housing Committee, the Chair of the USCM Energy and Environmental Committee, and was also appointed by President George W. Bush to the Homeland Security Advisory Committee in 2003.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses in the financial services and real estate industries including LendingTree, LendingTree Loans sm, GetSmart.com, HomeLoanCenter.com, RealEstate.com, iNest.com, and RealEstate.com, REALTORS®.  Together, they serve as an ally for consumers who are looking to comparison shop loans, real estate and other financial products from multiple businesses and professionals who compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

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